Form of Sub-License Agreement

Nasdaq 5HANDL Index

This agreement (“Agreement”), is made by and between Rational Advisors, Inc. (“Licensee”), whose principal offices are located at 53 Palmeras St. Suite 601, San Juan, PR 00901, and who is a licensee of Nasdaq, Inc. (“Nasdaq”), a Delaware Corporation whose principal offices are located at One Liberty Plaza, 165 Broadway, New York, NY 10006 and Strategy Shares, on behalf of Strategy Shares Nasdaq 5HANDLTM Index ETF (“Sub-Licensee”), whose principal offices are located at 36 New York Ave., Huntington, NY 11743.

WHEREAS, Nasdaq determines the components and the proprietary data contained within each Nasdaq branded index (each an “Index” and collectively the “Indexes”);

WHEREAS, Nasdaq calculates, maintains, and disseminates the Index;

WHEREAS, Nasdaq and Licensee have previously entered into a separate agreement concerning use of the Index and associated trade names and registered trademarks (“Marks”) in relating to certain Derivative Products (“License Agreement”); and

WHEREAS, Sub-Licensee is either: (1) an affiliate or subsidiary under the control of Licensee which desires to use the Index as a component of a pricing or settlement mechanism for the Derivative Products; or (2) a necessary participant in a Derivative Product (e.g., a corporation Issuing a corporate bond with the Licensee as underwriter and utilizing the Index as a pricing component) Issued by Licensee or an authorized Sub-Licensee affiliate or subsidiary under the control of Licensee; and

WHEREAS, Licensee is legally authorized to issue shares of the fund, or issue, enter into, write, sell, purchase and/or renew (“Issue”, “Issuing”, or “Issuance”) such Derivative Products, and each Derivative Products will be Issued as legally required under applicable law;

NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions herein, Licensee and Sub-Licensee, intending to be legally bound, agree as follows:

1.	Scope of Sub-License. Sub-Licensee hereby acknowledges that it has received, reviewed, and understands the License Agreement entered into between Licensee and Nasdaq relating to use of the Index and Marks. Except as noted herein, Sub-Licensee hereby agrees to obligate itself to all the terms, conditions, and obligations of that License Agreement as if Sub-Licensee were the Licensee. Sub-Licensee agrees that Nasdaq may exercise any rights against Sub-Licensee (including, for example, limitation of liability, indemnification, or audit rights) Nasdaq has against the Licensee to the same extent as if Sub-Licensee were directly contracting with Nasdaq. Sub-Licensee agrees it will not assert against Nasdaq any defense, claim, or right Sub-Licensee may have against Licensee, including those of set-off, abatement, counter-claim, contribution, or indemnification.
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2.	No Further Sub-License. All references in the License Agreement to sub-licenses and sub-licensees, including any right of sub-licensee to grant further sub-licenses or to permit further sub-licensees are not applicable to this Sub-Licensee Agreement and are as if deleted from the License Agreement.
3.	Term. The Term of this Sub-License Agreement automatically terminates, without notice, if the Term of the License Agreement terminates for any reason.
4.	General Provisions. The provisions of the License Agreement govern this Sublicense Agreement. All terms and definitions used in this Sublicense Agreement, unless otherwise indicated, have the same meanings and definitions as in the License Agreement. Licensee has no authority to waive, renegotiate, or forgive any provision of the License Agreement as it applies to Sub-Licensee.

IN WITNESS WHEREOF, the Parties hereto have caused this Sublicense Agreement to be executed by their duly authorized officers.

Rational Advisors, Inc. (“Licensee”):	Strategy Shares, on behalf of Strategy Shares Nasdaq 5HANDLTM Index ETF (“Sub-Licensee”)
By: _______________________	By: ______________________________
Name (Print): Jerry Szilagyi	Name (Print): Stephen P. Lachenauer
Title: President	Title: Trustee
Date: 12/22/21	Date: 12/22/21